The Dow Chemical Company and Subsidiaries	EXHIBIT 10(b)(i)

1979 Award and Option Plan Amended

RESOLVED, that the language of Section 8(c) of The Dow Chemical Company 1979 Award and Option Plan is hereby amended by deleting “In cases of the sale of a subsidiary, division, business or other unit of the Company or a Subsidiary, the expiration dates for Options held by Awardees who are transferred to the purchaser in connection with such a sale may be extended by the Compensation Committee to a date that is not more than three years after the date of the sale, but not beyond the original expiration date of the Option.” and substituting therefore the following sentence:

“The Compensation Committee may extend the term of any Option that would otherwise terminate as the result of a change in the Awardee’s employment status related to any merger; consolidation; acquisition, disposition, or other similar or dissimilar transfer of property (including stock); separation; reorganization; or liquidation; provided that no such extended Option shall, by its terms, be exercisable more than three years from the date it would have terminated if the term of such Option had not been extended by the Compensation Committee pursuant to this provision, nor shall such Option, by its terms, be exercisable at a date that is later than the original expiration date of such Option.”

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